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                                  EXHIBIT 23

                        Consent of Independent Auditors


Board of Directors
The Bank of Kentucky Financial Corporation
Florence, Kentucky

We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Bank of Kentucky Financial Corporation of our Report of Independent Auditors, dated January 23, 2002, on the consolidated balance sheets of The Bank of Kentucky Financial Corporation as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, which report is included in Form 10-K of The Bank of Kentucky Financial Corporation for the year ended December 31, 2001



                                                 Crowe, Chizek and Company LLP

March 15, 2002
Indianapolis, Indiana